   NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK UNDERLYING THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH DEBENTURE, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.


CYBERNET DATA SYSTEMS, INC.
(INCORPORATED UNDER THE LAWS OF
THE STATE OF DELAWARE)

NO. D-1
$1,000,000                                                 DATED: JULY 23, 1998




                 10% CONVERTIBLE SUBORDINATED DEBENTURE DUE 2001

   FOR VALUE RECEIVED, CYBERNET DATA SYSTEMS, INC., a Delaware corporation (the "Company"), promises to pay to Globix Corporation or registered assigns (the "Holder"), the principal amount of One Million ($1,000,000) Dollars (the "Principal Amount") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, with interest (computed on the basis of a 360 day year of twelve 30 day months) on the unpaid balance of such principal amount at the rate of 10% per annum from and after July 23, 1999. Interest on the unpaid principal amount shall be paid in advance semi-annually commencing on July 23, 1999. Principal and any accrued and unpaid interest shall be payable in one installment on the due date of July 23, 2001 (the "Due Date"), unless this Debenture is fully converted or redeemed before such date as provided herein.

   1. The Debenture. This Debenture is designated as 10% Convertible Subordinated Debenture due 2001 in the principal amount of $1,000,000 (the "Debenture"). This Debenture has been issued by the Company, along with a Common Stock Purchase Warrant (the "Warrant"), pursuant to the terms and subject to the conditions of a Securities Purchase Agreement between the Company and the Holder of even date hereof (the "Securities Purchase Agreement"). Reference is made to the Securities Purchase Agreement for certain agreements of the parties applicable to this Debenture. Notwithstanding any provision to the contrary contained herein, this Debenture is subject to and entitled to certain terms, conditions, covenants and agreements contained in the Securities Purchase Agreement. Any transferee of this Debenture, by his acceptance hereof, assumes the obligations of the Holder in the Securities Purchase Agreement.

   The Holder of this Debenture may, at his option and either in person or by duly authorized attorney, surrender the same at the office of the Company and, without expense to the Holder (other than transfer taxes, if any, arising in connection with a transfer hereof), receive in exchange therefor a Debenture or Debenture, for the same aggregate unpaid principal amount as the Debenture or Debenture so surrendered for exchange and each payable to such person or persons as may be designated by such Holder. Every Debenture so made and delivered in exchange for this Debenture shall in all other respects be in the same form and have the same terms as this Debenture.

2. Subordination.

        2.1 The indebtedness evidenced by the Debenture shall be subordinated and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in Sections 2.2 through 2.7 hereof.

        2.2 In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, debt readjustment or composition or other similar proceeding relative to the Company or its creditors or its property,
   (ii) any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings or (iii) any assignment for the benefit of creditors or any other marshaling of the assets of the Company, then and in any such event the holders of all Senior Indebtedness shall first be paid in full the principal thereof and prepayment charges, if any, and interest at the time due thereon before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Debenture.

        2.3 Until the Senior Indebtedness is paid in full, the holder of the Debenture shall be subordinated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to Senior Indebtedness. For the purposes of such subordination, no payments or distributions to the holders of Senior Indebtedness of assets or securities which otherwise would have been payable or distributable to holder of the Debenture shall, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of the Debenture, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, and no payments or distributions to the holder of the Debenture of assets or securities, by virtue of the subordination herein provided for shall, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of the Debenture, be deemed to be a payment by the Company to or on account of the Debenture. Notwithstanding the foregoing, unless previously converted, this Debenture may be paid on the Due Date.

        2.4 Upon any distribution of assets or securities of the Company referred to in this Section 2, the holder of the Debenture shall be entitled to rely upon a certificate of any liquidating trustee or agent or other person making any distribution to the holder of the Debenture for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 2.

        2.5 In the event and during the continuation of any default in the payment of principal of, or prepayment charge, if any, or interest on, any Senior Indebtedness beyond any applicable period of grace, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment of principal, premium, if any, or interest shall be made by the Company on the Debenture.

        2.6 No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the covenants, agreements and conditions of the Debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        2.7 "Senior Indebtedness" means all loans, advances, reimbursement obligations regarding letters of credit, liabilities, covenants, guarantees and duties now existing on or arising from time to time thereafter and renewals, extensions and refundings of any such indebtedness, whether for principal, premium or interest or otherwise of the Company or any subsidiary of the Company to, but only to, (i)


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


   any bank or other commercial financing institution or (ii) Bowne & Co. Inc., and its successors, assigns and affiliates, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, including, without limitation, (i) any debt, liability or obligation owing from the Company or any Subsidiary to others which such bank or other commercial financing institution may have obtained by assignment, pledge, purchase or otherwise, (ii) any overdraft or overadvance to the Company, and
   (iii) all interest, charges, expenses and attorney's fees for which the Company or any subsidiary of the Company is now or hereafter becomes liable to any such bank or other lending institution under any agreement or by law (unless in the instrument creating or evidencing such indebtedness, or pursuant to which the same is outstanding, it is provided that such indebtedness or such renewal, extension or refunding thereof is subordinated in right of payment to the Debenture).

3. Conversion of Debenture.

        3.1 The holder of this Debenture shall have the right, at its option, at any time after the date of this Debenture, up to and including the Maturity Date to convert, subject to the terms and provisions of this Section 3, in whole or in part, the principal of any this Debenture into shares of Common Stock of the Company (calculated to the nearest one one-hundredth (1/100) of a share), at the price of $1.492537 per share or, in case an adjustment of such price has taken place pursuant to the provisions of this Section 3, then at the price as last adjusted (the "Conversion Price") upon surrender of the Debenture to the Company at any time during normal business hours, together with written notice (the "Conversion Notice") that the holder elects to convert this Debenture, in whole or in part, into such shares of Common Stock in accordance with the provisions of this Section 3, and specifying the name or names in which the shares of Common Stock issuable upon such conversion shall be registered, together with the addresses of the persons so named, and, if so required by the Company, accompanied by a written instrument or instruments of transfer in the form annexed hereto duly executed by the registered holder or his attorney duly authorized in writing.

        3.2 As promptly as practicable after the surrender, as herein provided, of this Debenture for conversion and the receipt of the Conversion Notice relating thereto, the Company shall deliver to the Holder, or upon the written order of the Holder of the Debenture so surrendered, a certificate or certificates representing the number of fully-paid and non-assessable shares of Common Stock of the Company into which this Debenture shall be converted in accordance with the provisions of this Section 3. Subject to the following provisions of this Section 3.2, such conversion shall be deemed to have been made at the close of business on the date that this Debenture shall have been surrendered for conversion together with the Conversion Notice, so that the rights of the Holder as a holder of the Debenture shall cease at such time and the person or persons entitled to receive the shares of Common Stock upon conversion of this Debenture shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books of the Company are open and such conversion shall be at the Conversion Price in effect at the close of business on such next succeeding day.

        If the last day for the exercise of the conversion right shall not be a business day, then such conversion right may be exercised on the next succeeding business day.

        3.3 Upon such conversion, all principal due under this Debenture shall be discharged and the Company released from all obligations thereunder; provided, however, that all accrued and unpaid interest shall either be paid at such time or converted in the same manner as the conversion of the principal amount, in either event at the option of the Holder.

        3.4 The Conversion Price in effect from time to time shall be proportionately decreased in the event that the Company shall at any time
    (i) make a subdivision of shares of Common Stock outstanding or (ii) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock. The Conversion Price in effect from time to time shall be proportionately increased in the event that the Company shall at any time combine the shares of its Common Stock outstanding. An adjustment made pursuant to this Section 3.4 shall, in the case of a subdivision or combination, become effective retroactively immediately after the effective date thereof and shall, in the case of a dividend or distribution, become effective retroactively immediately after the record date for the determination of stockholders entitled thereto.

        3.5 Whenever the Conversion Price is adjusted pursuant to Section 3.4 hereof, the Company shall promptly cause a notice stating that such adjustment has been effected and the adjusted Conversion Price to be given to such holder of the Debenture at its address appearing on the Debenture registry books. Any calculation required to be made under this Section 3 shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

        3.6 No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture. If the conversion of this Debenture results in a fraction, an amount equal to such fraction multiplied by the Closing Price (as hereinafter defined) shall be paid to the persons who would otherwise be entitled to receive such fractional interests in cash by the Company.

        3.7 In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock, other than a change in number of the shares issuable upon conversion of the Debenture) or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, or in the case of an exchange of outstanding shares of Common Stock for the shares or other securities of another corporation or entity, or in the event of a dividend or other distribution of the securities of a subsidiary of the Company or of any other entity to holders of shares of Common Stock, the holder of this Debenture shall have the right thereafter to convert this Debenture into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, conveyance, dividend or distribution by a holder of the number of shares of Common Stock of the Company into which this Debenture might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, conveyance, dividend or distribution. The above provisions of this Section
    3.7 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, conveyances, dividends or distributions.

        3.8 The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Debenture as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Debenture. The Company covenants that all shares of Common Stock which shall be so issuable shall be duly and validly issued, fully-paid and non-assessable.

        3.9 Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Debenture, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and non-assessable shares of such

    Common Stock at such adjusted Conversion Price, and at least thirty days prior to the record date for determining shareholders of record with respect to any such action, the Company shall give the Holder written notice of such action by certified or registered mail, return receipt requested.

        3.10 The issuance of certificates for shares of Common Stock upon the conversion of Debenture shall be made without charge to the converting holder for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of the Debenture converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Debenture converted, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      3.11 Upon conversion of this Debenture, the registered holder may be required to execute and deliver to the Company an instrument, in form reasonably satisfactory to the Company, representing that the shares of the Common Stock issuable upon conversion hereof are being acquired for investment and not with a view to distribution within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

      3.12 Upon any partial conversion of this Debenture, the Company at its expense will forthwith issue and deliver to or upon the order of the holder thereof a new Debenture or Debenture in principal amount equal to the unpaid and unconverted principal amount of such surrendered Debenture, such new Debenture or Debenture to be dated and to bear interest from the date to which interest has been paid up to the date of such surrendered Debenture.

      3.13 Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of Common Stock issued upon the exercise of any options, rights or warrants, to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, for a consideration per share less than the Conversion Price then in effect at the time of issuance, then forthwith upon such issuance or sale, the Conversion Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Conversion Price per share of Common Stock on the date immediately prior to the issuance or sale of such shares, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Conversion Price be adjusted pursuant to this computation to an amount in excess of the Conversion Price in effect immediately prior to such computation. For the purposes of any computation to be made in accordance with this Section 3.13, the following provisions shall be applicable: (i) In case of the issuance or sale or shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such shares; (ii)In case of the issuance or sale (otherwise then as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

      3.14 Except as herein provided, in case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the


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


   Conversion Price immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration, the Conversion Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of
   Section 3.13 hereof.

      3.15 No adjustment of the Conversion Price shalUpon the issuance or sale of the Debenture or the Warrant or the shares of Common Stock issuable upon the conversion of the Debenture or the exercise of the Warrant; (b) Upon the issuance or sale of Common Stock (or other securities exercisable or convertible into Common Stock) which Common Stock is issued at no less than 80.4% of the Conversion Price then in effect; (c) Upon the issuance or sale of Common Stock (or other securities exercisable or convertible into Common Stock) which Common Stock is issued at less than 80.4% of the Conversion Price then in effect ("Subject Issuances") unless and until the aggregate consideration received by the Company of all Subject Issuance during the one year period commencing from the first Subject Issuance equals or exceeds Five Hundred Thousand ($500,000) Dollars, in which event such adjustment shall be calculated from the first Subject Issuance; (d) If the amount of said adjustment shall be less than 5 cents ($.05) per share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 5 cents ($.05) per share; (e) exercise of any warrants, options, convertible notes, debentures or other similar convertible securities which are outstanding as of the date hereof ("Preexisting Derivative Securities") or Common Stock issuable upon the exercise of any Preexisting Derivative Securities;(f) any warrants or options which may be issued after the date hereof to directors, officers, employees, advisors or consultants of the Company pursuant to stock option plans or otherwise; or (g) any issuance of Common Stock (or other securities exercisable or convertible into Common Stock) issued in connection with any mergers, acquisitions, purchases of businesses or assets or similar transactions.

4. Optional Redemption.

      4.1 The Debenture may be redeemed, at the holder's option, in whole only, upon notice ("Notice of Redemption") to the Company, at any time prior to maturity, at a redemption price equal to the principal amount thereof and accrued and unpaid interest if but only if there is a Change of Control of the Company.

      4.2 "Change of Control" means any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the officers and members of the Board of Directors of the Company as of the date of this Debenture) in one or a series of transactions; (ii) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person (other than the officers or members of the Board of Directors of the Company as of the date of this Debenture), including a "group" (within the meaning of Section 13(d)(3) of the Exchange
   Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of common equity of the Company; or (iv) individuals who at time of the issuance of this Debenture constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute during such period a majority of the members of the Board of Directors then in office

   5. Restrictions Upon Transferability. Neither this Debenture nor the shares of Common Stock issuable upon conversion of this Debenture have been registered under the Securities Act and may not be sold or transferred in whole or in part unless the Holder shall have first given notice to the Company describing such sale or transfer and furnished to the Company either (a) an opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to the Company, to the effect that the proposed sale or transfer may be made without registration under the Securities Act or (b) an interpretive letter from the SEC to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act; provided, however, that the foregoing shall not apply if there is in effect a registration statement with respect to this Debenture at the time of the proposed sale or transfer.

   6. Events of Default and Remedies.

      6.1 An "Event of Default" shall occur if:

      (a) The Company defaults in the payment of this Debenture, when and as the same shall become due and payable whether at maturity thereof, or by acceleration or otherwise, which default shall continue for a period of five
   (5) days following written notice by the holder to the Company; or

      (b) The Company fails to comply with any of the covenants, conditions or agreements set forth in this Debenture and such default shall continue for a period of ten (10) days following written notice by the holder to the Company; or

      (c) The Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of this property, or shall be adjudicated a bankrupt or insolvent, or shall take corporate action for the purpose of any of the foregoing, or if a court or governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Company, or if any such petition shall be filed against the Company and such petition shall not be dismissed within ninety (90) days.

      6.2 In case an Event of Default (other than an Event of Default resulting from the Company's failure to pay the principal of, or any interest upon, this Debenture when the same shall be due and payable in accordance with the terms hereof, after giving effect to applicable "cure" provisions herein, which event of default shall not require prior written notice) or bankruptcy, insolvency or reorganization shall occur and be continuing, the holder of the Debenture, by notice in writing to the Company may declare all unpaid principal and accrued interest on this Debenture due and payable without any other act on the part of the holder of the Debenture. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal or interest on the Debenture) may be waived by the holder of the Debenture then outstanding or its duly authorized agent.

      6.3 Should the indebtedness represented by this Debenture or any part thereof be collected in any proceeding, or this Debenture be placed in the hands of attorneys for collection after default, the Company agrees to pay as an additional obligation under this Debenture, in addition to the principal due and payable hereon, all reasonable costs of collecting this Debenture, including reasonable attorneys' fees.

   7. Amendments. This Debenture may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the holder of the Debenture.

   8. No Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

   9. Loss, Theft, Destruction or Mutilation of Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Debenture, if mutilated, the Company will make and deliver a new Debenture of like tenor and of the same series, in lieu of this Debenture. This Debenture made and delivered in accordance with the provisions of this Section shall be dated as of the date hereof.

   10. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally or one day by overnight courier or, if mailed, five days after the date of deposit in the United States, as follows (i) if to the Company, 50Washington Street, Norwalk, CT 06854 and (ii) if to the holder of this Debenture, at such addresses as set forth in the Securities Purchase Agreement of the holder of this Debenture.

   11. No Personal Guarantees. It is expressly understood that this Debenture is issued without any personal guarantee from any officer, director, shareholder, employee or agent of the Company with respect to the obligations hereunder.

   12. Governing Law. This Debenture shall be governed by a construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

  13. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Debenture contained by or on behalf of the Company shall bind its successors and assigns, whether or not so expressed.

  14. Enforceability: If any provision of this Debenture shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Debenture, and this Debenture shall be construed as if any invalid, illegal or unenforceable provisions had not been contained herein; provided however, that default in the performance or observance by the Company of any provision of this Debenture which has been held to be invalid, illegal or unenforceable shall, notwithstanding such invalidity, illegality or unenforceability, constitute an Event of Default hereunder, if such default would have constituted an Event of Default without regard to such invalidity, illegality or unenforceability.


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


   IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its corporate name by a duly authorized officer and to be dated as of the date first above written.


                              CYBERNET DATA SYSTEMS, INC.




                              By /s/ Marc Strausberg
                                 ----------------------------------------
                                 Marc Strausberg, Chief Executive Officer


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